SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) is hereby made as of this 30th day of November, 2007, by and between Ingram Micro Inc. (“Creditor”) with a place of business located at 1759 Wherle Drive, Williamsville, New York 14221 and LV Administrative Services, Inc., as agent for the Lenders (as defined below) (“Agent”) with a place of business at 335 Madison Avenue, 10th Floor, New York, New York 10017.

RECITAL

IP Global Voice, Inc., a Delaware corporation (“IP Global”), entered into that certain Security Agreement dated as of August 31, 2005 (as in effect on the date hereof, the “Ingram Security Agreement”) in favor of the Creditor pursuant to which IP Global granted to Creditor a security interest in all or substantially all its assets to secure its obligations to the Creditor.

IP Global and certain of its affiliates wish to obtain financing pursuant to that certain Security Agreement dated as of the date hereof (as amended, supplemented, modified or restated from time to time, the “Security Agreement”) by and among IP Global, various affiliates of IP Global, the lenders from time to time party thereto (the “Lenders”) and Agent (the Agent and the Lenders together, the “Senior Creditors”) and the Ancillary Agreements (as defined in the Security Agreement).  In connection therewith, IP Global and its affiliates have granted Agent, for the ratable benefit of the Senior Creditors, a security interest in all or substantially all its assets to secure their obligations to the Senior Creditors under the Security Agreement and the Ancillary Agreements (as defined in the Security Agreement).

The Lenders have agreed to provide such financing on the condition that Creditor subordinates to Agent all security interests which Creditor may presently have or may hereafter acquire in and to IP Global’s assets.  Creditor is willing to subordinate its security interests in accordance with the terms of this Agreement.

NOW, THEREFORE, in order to induce Lenders to extend such financing to, among others, IP Global, and for the other good and valuable consideration, the receipt and sufficiently of which are hereby acknowledged, Creditor agrees as follows:

1.  Creditor unconditionally subordinates to Senior Creditors any and all security interests which Creditor may presently have or which it may hereafter acquire to any and all security interest which Senior Creditors may presently have or which they may hereafter acquire, in each case, in and to all of IP Global’s now owned and hereafter acquired assets, including, without limitation, inventory, equipment, fixtures, accounts, contract rights, chattel paper, security agreements, instruments, deposit accounts, reserves, documents, and general intangibles and all proceeds therefrom (collectively, the “Collateral”).

2.  This Agreement shall constitute a continuing agreement of subordination, and Lenders may provide financing to, among others, IP Global on the basis of this Agreement.  The priority granted to Senior Creditors hereunder is enforceable regardless of the time or order of attachment or perfection of security interests or any previous agreement entered into between the parties hereto.

3.  All proceeds of the Collateral received by Creditor in violation of the terms of this Agreement shall be forthwith paid over, in the funds and currency received, to the Agent for application to the Senior Liabilities (as defined below) until the Senior Liabilities have been paid in full in cash and the Security Agreement and Ancillary Agreements have been terminated (“Paid in Full”).  Any proceeds of Collateral that may be received by Creditor in violation of the terms of this Agreement prior to the Senior Liabilities having been Paid in Full shall be segregated and held in trust and promptly paid over to the Agent, for the benefit of the Senior Creditors, in the same form as received, with any necessary endorsements, and Creditor hereby authorizes the Agent to make any such endorsements as agent for the Creditor (which authorization, being coupled with an interest, is irrevocable).  Any proceeds of Collateral that may be received by any Senior Creditor after the Senior Liabilities have been paid in full shall be segregated and held in trust and promptly paid over to the Creditor, in the same form as received, with any necessary endorsements, and Senior Creditors hereby authorize the Creditor to make any such endorsements as agent for the Senior Creditors (which authorization, being coupled with an interest, is irrevocable).

4.  (a)  Until the Senior Liabilities (as defined below) have been Paid in Full, the Creditor shall not take any Enforcement Action (as defined below) with respect to the Junior Liabilities (as defined below); provided, however, the Creditor may take any Enforcement Action following the passage of sixty (60) days (the “Standstill Period”) from the date the Agent shall have received a written notice from the Creditor of the occurrence of an Event of Default (as defined in the Ingram Security Agreement) (other than an Event of Default under Section 7(a)(ix) of the Ingram Security Agreement) which notice describes such Event of Default.  Notwithstanding anything herein to the contrary, without the express written consent of the Senior Creditors, in no event shall the Creditor exercise any rights or remedies against IP Global or against the Collateral if, notwithstanding the expiration of any Standstill Period, the Senior Creditors commenced the exercise of their rights and remedies during such Standstill Period and continue to diligently pursue the exercise of such rights or remedies following the expiration of such Standstill Period.

(b)  All Enforcement Actions taken by the Creditor hereunder shall at all times be and remain subject to the terms of this Agreement and any and all payments and collections received by the Creditor in respect of the Junior Liabilities pursuant to any Enforcement Action shall be paid over to the Agent for application to the payment in full of the Senior Liabilities (whether or not then due) in such order and manner as the Agent shall determine until all Senior Liabilities have been Paid in Full.

(c)  As used herein, the following terms shall have the meanings set forth below:

(i)  “Enforcement Action” shall mean (i) any action by the Creditor to foreclose on its security interest in any Collateral, (ii) any action by the Creditor to take possession of, or sell or otherwise realize upon, or to exercise any other rights or remedies with respect to, any Collateral, (iii) the taking of any other actions by the Creditor to collect or enforce all or any part of the Junior Liabilities or any claims in respect thereof (A) against IP Global or (B) any of its property or assets, including the taking of control or possession of, or the exercise of any right of setoff with respect to, any property or assets of IP Global or the sale or other disposition of any interest in such property or assets and/or (iv) the commencement by the Creditor of any legal proceedings or actions against or with respect to (A) IP Global or (B) any of its property or assets or any Collateral to facilitate the actions described in clauses (i), (ii) and (iii) above;

(ii)  “Junior Liabilities” shall mean any and all obligations (whether monetary or otherwise) of IP Global and/or any of its affiliates to Creditor (in each case including any interest, fees or penalties related thereto), howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent or now or hereafter existing, or due or to become due; and

(iii)  “Senior Liabilities” shall mean all obligations of IP Global and/or any of its affiliates to the Senior Creditors under the Senior Security Agreements (as defined in Section 5 hereof), howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent or now or hereafter existing, or due or to become due (including, without limitation, any and all interest, fees and penalties accruing on any of the obligations after the commencement of any bankruptcy, insolvency, reorganization or other similar proceeding).

5.  The Creditor hereby waives the right, if any, to require that any Senior Creditor marshal or otherwise proceed to dispose of or foreclose upon Collateral in any particular manner or order.  Subject to Section 4 hereof, the Agent, on behalf of the Lenders, shall have the exclusive right to manage, perform and enforce the underlying terms of the Security Agreement and each other document, instrument and agreement executed from time to time in connection therewith (collectively, the “Senior Security Agreements”) relating to the assets of IP Global and to exercise and enforce rights and remedies thereunder.  The Creditor agrees not to attempt to prevent or hinder any action taken by the Agent, on behalf of the Lenders, in connection with the Agent’s enforcement of rights and remedies under the Security Agreements; provided, however, the foregoing provisions of this Section 5 shall not constitute a waiver of any of Creditor’s rights to contest such action on the basis of such action not being commercially reasonable or in violation of any applicable law.  Subject to Section 4 hereof, only the Senior Creditors shall have the right to restrict, permit, approve or disapprove the sale, transfer or other disposition of the assets of IP Global.  As between the Agent and the Creditor, the terms of this Agreement shall govern even if all or part of the liens securing the Senior Liabilities (as defined below) are avoided, disallowed, set aside or otherwise invalidated.

6.  The Agent, on behalf of the Lenders, may, from time to time, and without notice to the Creditor, take any or all of the following actions:  (a) retain or obtain a security interest in any property to secure any of the Senior Liabilities; (b) retain or obtain the primary or secondary obligation of any other obligor or obligors with respect to any of the Senior Liabilities; (c) extend or renew for one or more periods (whether or not longer than the original period), alter, increase or exchange any of the Senior Liabilities, or release or compromise any obligation of any nature of any obligor with respect to any of the Senior Liabilities; and (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Senior Liabilities, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property.

7.  The Senior Creditors may, from time to time, whether before or after any discontinuance of this Agreement, without notice to the Creditor, assign or transfer any or all of the Senior Liabilities or any interest in the Senior Liabilities; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer of the Senior Liabilities, such Senior Liabilities shall be and remain Senior Liabilities for the purposes of this Agreement, and every immediate and successive assignee or transferee of any of the Senior Liabilities or of any interest in the Senior Liabilities shall, to the extent of the interest of such assignee or transferee in the Senior Liabilities, be entitled to the benefits of this Agreement to the same extent as if such assignee or transferee were a Senior Creditor, as applicable; provided, however, that, unless the Senior Creditor that is the assignor and/or transferor shall otherwise consent in writing, such Senior Creditor shall have an unimpaired right, prior and superior to that of any such assignee or transferee, to enforce this Agreement, for the benefit of such Senior Creditor, as to those of the Senior Liabilities which such Senior Creditor has not assigned or transferred.

8.  The Senior Creditors shall not be prejudiced in their rights under this Agreement by any act or failure to act of the Creditor, or any noncompliance of the Creditor with any agreement or obligation, regardless of any knowledge thereof which any Senior Creditor may have or with which any Senior Creditor may be charged; and no action of any Senior Creditor permitted under this Agreement shall in any way affect or impair the rights of the Senior Creditors and the obligations of the Creditor under this Agreement.

9.  No delay on the part of any Senior Creditor in the exercise of any right or remedy shall operate as a waiver of such right or remedy, and no single or partial exercise by any Senior Creditor of any right or remedy shall preclude other or further exercise of such right or remedy or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Agreement be binding upon any Senior Creditor except as expressly set forth in a writing duly signed and delivered on behalf of the Senior Creditors.  For the purposes of this Agreement, Senior Liabilities shall have the meaning set forth in Section 4 above, notwithstanding any right or power of the Creditor or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the agreements and obligations of the Creditor under this Agreement.

10.  This Agreement shall continue in full force and effect after the filing of any petition by or against IP Global under the United States Bankruptcy Code and all converted or succeeding cases in respect thereof.  All references herein to IP Global shall be deemed to apply to IP Global as debtor-in-possession and to a trustee for IP Global.

11.  This Agreement shall be binding on, and shall inure to the benefit of, the respective successors and assigns of the Senior Creditors and Creditor.  Creditor hereby represents and warrants to Agent that Creditor has not heretofore assigned, transferred, subordinated or terminated any of Creditor’s security interests in or to any of the Collateral subordinated to Agent pursuant to the terms of this Agreement.  This Agreement is not intended, nor shall it be deemed, to directly or indirectly benefit any person or entity which is not a party hereto.

12.  Except as otherwise stated herein, all notices, responses, requests and documents will be sufficiently given or served if mailed or delivered: (i) to Agent, c/o Valens Management, LLC at 335 Madison Avenue, 10th Floor, New York, New York 10017; and (ii) to Creditor at 1759 Wherle Drive, Williamsville, New York 14221-7887, Attention: Legal Department; or such other address as the parties may specify from time to time in writing.

13.  The failure of either party to exercise any rights granted hereunder shall not operate as a waiver of any of those rights.  THE LAWS OF THE STATE OF NEW YORK WILL GOVERN THIS AGREEMENT AND ALL TRANSACTIONS HEREUNDER AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT AND IN ALL OTHER RESPECTS.  EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.  EACH PARTY AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF NEW YORK AND AGREES THAT ALL LEGAL PROCEEDINGS WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION IN NEW YORK BY A JUDGE WITHOUT JURY.

14.  Nothing in this Agreement, express or implied, shall impair in any way or hinder the enforcement of any rights Creditor has or may have against any guarantor of the Junior Liabilities.

[Signature Page to Follow]

IN WITNESS WHEREOF, the duly authorized representatives of Creditor and Agent have executed this Subordination Agreement on the date set forth above.

INGRAM MICRO INC

Date	By:	/s/ Chris Sweeney
Name: Chris Sweeney
Title: Director of Credit

LV ADMINISTRATIVE SERVICES, INC.,

Date	By:	/s/ Scott Bluestein
Name: Scott Bluestein
Title: Authorized Signatory

Acknowledged and Agreed to by

IP GLOBAL VOICE, INC.

By:	/s/ Peter R. Geddis
Name: Peter R. Geddis
Title: CEO